Exhibit 18

FEE TABLE FOR

FORM N-14

Calculation of Filing Fee Tables

N-14MEF

(Form Type)

Blackstone Private Credit Fund

(Exact Name of Registrant as Specified in Governing Instruments)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)

Fees to be Paid	Debt	1.750% Notes due 2024	457(a)	$365,000,000	—	$365,000,000	0.0000927	$33,835

	Debt	2.350% Notes due 2024	457(a)	$500,000,000	—	$500,000,000	0.0000927	$46,350

	Debt	2.700% Notes due 2025	457(a)	$500,000,000	—	$500,000,000	0.0000927	$46,350

	Debt	4.700% Notes due 2025	457(a)	$900,000,000	—	$900,000,000	0.0000927	$83,430

	Debt	2.625% Notes due 2026	457(a)	$1,250,000,000(2)	—	$1,250,000,000	0.0000927	$115,875

	Debt	3.250% Notes due 2027	457(a)	$1,000,000,000	—	$1,000,000,000	0.0000927	$92,700

	Debt	4.000% Notes due 2029	457(a)	$650,000,000	—	$650,000,000	0.0000927	$60,255

Fees Previously Paid	—	—	—	—	—	—	—	$ 446,350

	Total Offering Amounts						$5,165,000,000	$478,795.50

	Total Fees Previously Paid							$446,350

	Total Fee Offsets							$446,350

	Net Fee Due							$32,445.50

(1)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(a) and 457(f)(2) of the Securities Act of 1933.

(2)	This registration statement increases the amount of 2.625% Notes due 2026 registered from $900,000,000 to $1,250,000,000.